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EDIFY CORPORATION                                                 EXHIBIT 11.01
STATEMENT OF INCOME (LOSS) PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                    THREE MONTHS ENDED             Nine Months Ended
                                                        SEPTEMBER 30,                September 30,
                                                  -----------------------     --------------------------
                                                     1996         1995           1996           1995
                                                  ---------     ---------     ----------     -----------
Net income (loss) ..........................       $    37       $   261       $ (1,014)       $   (414)
                                                   =======       =======       ========        ========

Computations of weighted
average common and dilutive
common equivalent shares
   outstanding:
   Weighted average common
     shares outstanding ....................        16,074         2,281         14,921           2,262

   Shares relating to SAB No.
     64 and 83 .............................          --           1,852           --             1,852

   Common equivalent shares attributable to:
     Common stock options ..................         1,926           502           --              --

     Convertible preferred stock
       (if converted method) ...............          --           9,019           --             9,019
                                                   -------       -------       --------        --------

Shares used in computing net
   income (loss) per share
   amounts .................................        18,000        13,654         14,921          13,133
                                                   =======       =======       ========        ========
Net income (loss) per share ................       $  0.00       $  0.02       $  (0.07)       $  (0.03)
                                                   =======       =======       ========        ========



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